PriceSmart Announces Leadership Transition;

Fourth Quarter and Year-End Results

Director Sherry S. Bahrambeygui Named Interim CEO

San Diego, CA (October 25, 2018) - PriceSmart, Inc. (NASDAQ: PSMT) today announced the resignation by mutual agreement of its chief executive officer, president and director Jose Luis Laparte, effective November 16, 2018.  Mr. Laparte has agreed to support the interim CEO and make himself available at her request through the end of the current calendar year.

PriceSmart also announced its results of operations for the fourth quarter and the twelve months of fiscal year 2018 which ended on August 31, 2018.

The Company said it has begun a search for a new CEO and that Sherry S. Bahrambeygui, a director of the Company, has been named interim CEO. Robert Price has moved from Chairman of the Board to Executive Chairman of the Board, and Leon Janks, a director of the Company, has been named Lead Director.

Mr. Price said that both the Company and Mr. Laparte feel that the Company can benefit from a fresh perspective to respond to the rapidly changing world of merchandising.

“I speak for the entire Board of Directors when I say that we are enormously grateful for the contributions Jose Luis has made to this company,” Mr. Price said.  “He has built a great company and leaves us well positioned for the future. We wish him much success.”

Mr. Laparte has served as Chief Executive Officer of the Company from July 2010 and President of the Company from October 2004.  He has been a member of the Board since February 2008.

"PriceSmart has a great future ahead of it and I believe it is well-positioned for future growth.  I am especially proud of our almost 9,000 team members worldwide and the incredible job they do every day serving our 3 million PriceSmart members,” said Mr. Laparte.

“Jose Luis is leaving us with a solid company and, in our founder, Robert Price, we have the benefit of one of the founders of the warehouse club industry,” Ms. Bahrambeygui said.  “I look forward to working with our tremendous team to execute a vision for PriceSmart’s future.”

“I have worked closely with Sherry for 13 years on a broad range of complex matters and am confident that she will capably lead us through this transition,” said Mr. Price.

Ms. Bahrambeygui has been a director of PriceSmart since November 2011 and served as Vice Chair of the Board from October 2016 to October 2017. She joined The Price Group, LLC in September 2006 and has served as a Senior Executive and Managing Member since January 2007.

PriceSmart Announces Fourth Quarter and

Fiscal Year Results of Operations

San Diego, CA (October 25, 2018) - PriceSmart, Inc. (NASDAQ: PSMT) today announced its results of operations for the fourth quarter and the twelve months of fiscal year 2018 which ended on August 31, 2018.

Total revenues, for the fourth quarter of fiscal year 2018, increased 6.0% to $777.9 million compared to $733.5 million in the comparable period of the prior year. For the fourth quarter of fiscal year 2018, net merchandise sales increased 4.3% to $741.3 million from $711.0 million in the fourth quarter of fiscal year 2017. The Company had 41 warehouse clubs in operation as of August 2018 compared to 39 warehouse clubs in operation as of August 2017. Comparable net merchandise sales, for warehouse clubs that have been open for greater than 13 ½ calendar months, increased 0.2% for the 13-week period ended September 2, 2018 compared to the comparable period of the prior year.

The Company recorded operating income during the quarter of $27.2 million, as compared to operating income of $30.8 million in the prior year. Net income attributable to PriceSmart was $19.0 million, or $0.62 per diluted share, in the fourth quarter of fiscal year 2018 as compared to $19.8 million, or $0.64 per diluted share, in the fourth quarter of fiscal year 2017. The fourth quarter 2018 earnings per share were negatively impacted by $0.15 from the results of operations and costs associated with the acquisition of Aeropost and positively impacted by $0.06 due to U.S. Tax reform.

Total revenues, for the twelve months ended August 31, 2018, increased 5.7% to $3.2 billion from $3.0 billion in the same period of the prior year. Fiscal year 2018 total revenues included approximately $16.9 million in non-merchandise revenues related to our Aeropost acquisition that was not in the prior year total revenues.  Comparable net merchandise sales, for warehouse clubs that have been open for greater than 13 ½ calendar months, increased 2.3% for the 52-week period ended September 2, 2018 compared to the comparable period of the prior year. For the twelve months ended August 31, 2018, the Company recorded operating income of $126.1 million and net income attributable to PriceSmart of $74.3 million, or $2.44 per diluted share. Fiscal 2018 earnings per share were negatively impacted by $0.31 from the results of operations and costs associated with the acquisition of Aeropost, Inc. and by $0.32 due to U.S. Tax reform. During the twelve months ended August 31, 2017, the Company recorded operating income of $136.2 million and net income of $90.7 million, or $2.98 per diluted share.

The Company filed its Annual Report on Form 10-K for the year ended August 31, 2018 on October 25, 2018.

PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00a.m. Pacific time) on Friday, October 26, 2018, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing (855) 209-8211 toll free, or (412) 317-5214 for international callers and asking to join the PriceSmart, Inc. call. A digital replay will be available through November 2, 2018, following the conclusion of the call by dialing (877) 344-7529 for domestic callers, or (412) 317-0088 for international callers, and entering replay passcode 10123807.

About PriceSmart

PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise at low prices to PriceSmart members. PriceSmart now operates 41 warehouse clubs in 12 countries and one U.S. territory (seven each in Colombia and Costa Rica; five in Panama; four each in Trinidad and Dominican Republic; three each in Guatemala and Honduras; two each in El Salvador and Nicaragua; and one each in Aruba, Barbados, Jamaica and the United States Virgin Islands). The Company has acquired property and is currently developing warehouse clubs in Santiago, Panama and Santo Domingo, Dominican Republic that are expected to open in the spring of 2019.  The Company has also acquired property in San Cristobal, Guatemala, where it expects to open its 44th warehouse club in the fall of 2019.  Additionally, PriceSmart through its Aeropost subsidiary provides logistics, payment and ecommerce services in Latin America and the Caribbean. Aeropost currently serves customers in 38 countries with Costa Rica, Trinidad and Jamaica as its largest markets.

This press release may contain forward-looking statements concerning the Company's future performance. These forward-looking statements include, but are not limited to, statements containing the words “expect,” “believe,” “will,” “may,” “should,” “project,” “estimate,” “anticipated,” “scheduled,” and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, the following external and internal risks:

External Risks:

•	International operations, which exposes us to various risks;
•	Significant weather events and other natural disasters that might cause damages that might not be adequately compensated by insurance;
•	Negative macroeconomic conditions;
•	Additional tax liabilities or increased reserves on the recoverability of tax receivables:
•	Operational interruptions related to union work stoppages;
•	Volatility in foreign currency exchange rates and limitations on our ability to convert foreign currency to U.S. dollars;
•	Changes in, and inconsistent enforcement of, laws and regulations in countries where we operate, including those related to tariffs and taxes;
•	Compliance risks;
•

Crime and security concerns, which can adversely affect the economies of the countries in which we operate and which require us to incur additional costs to provide additional security at our warehouse clubs;

•	Recoverability of moneys owed to PriceSmart from governments in countries where we do business;
•	The possibility of operational interruptions related to union work stoppages;
•

Political instability, such as recent unrest in Honduras, the ongoing anti-government protests in Nicaragua that have disrupted our operations there, and a general strike in Costa Rica led by public-sector unions that disrupted normal commerce in September 2018; and

•

Any substantial reduction by the U.S. government of aid to Guatemala, Honduras, El Salvador or Nicaragua could adversely impact our sales and our ability to receive timely tax refunds owed to us by some of these countries and could lead to further political instability.

Internal Risks:

•	A failure to timely identify and respond to changes in consumer shopping preferences could adversely affect our sales and market share;
•	Significant competition, including from international online retailers;
•	Limitations on the availability of appropriate sites for new warehouse clubs could adversely affect growth;
•	Increased costs due to delays or failure in our efforts to integrate our online commerce with our traditional brick and mortar business;
•	Acquisitions, such as our acquisition of Aeropost, Inc. in March 2018, may expose us to additional risks;
•	Cost increases from product and service providers;
•	Interruption of supply chains, which might adversely impact on our ability to import merchandise;
•	Failure to maintain our brand’s reputation;
•	Exposure to product liability claims and product recalls;
•	Failure to maintain our computer systems and/or disruption in those systems;
•	Any failure to maintain the security of the information we hold relating to our company, our members, employees and suppliers;
•

Failure to manage our chief executive officer transition, failure to attract and retain other qualified employees, increases in wage and benefit costs, or changes in laws and other labor issues could materially adversely effect on our financial performance;

•	Changes in accounting standards affecting management's financial assumptions, projections, estimates and judgments; and
•

A few of our stockholders own approximately 25.0% of our voting stock as of August 31, 2018, which may make it difficult to complete some corporate transactions without their support and may impede a change in control.

The risks described above as well as the other risks detailed in the Company’s U.S. Securities and Exchange Commission (“SEC”) reports, including the Company’s Annual Report on Form 10-K filed for the fiscal year ended August 31, 2018 filed on October 25, 2018, pursuant to the Securities Exchange Act of 1934, see “Part I - Item 1A - Risk Factors,” could materially and adversely affect our business, financial condition and results of operations. These risks are not the only risks that the Company faces. The Company could also be affected by additional factors that apply to all companies operating globally and in the U.S., as well as other risks that are not presently known to the Company or that the Company currently considers to be immaterial.

For further information, please contact Maarten O. Jager, Principal Financial Officer and Principal Accounting Officer (858) 404-8826.

PRICESMART, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Twelve Months Ended
	August 31,		August 31,
	2018	2017	2018	2017
Revenues:
Net merchandise sales	$741,307	$711,011	$3,053,754	$2,910,062
Export sales	13,329	8,863	40,581	34,244
Membership income	12,891	12,162	50,821	47,743
Other revenue and income	10,339	1,466	21,546	4,579
Total revenues	777,866	733,502	3,166,702	2,996,628
Operating expenses:
Cost of goods sold:
Net merchandise sales	632,271	607,399	2,610,111	2,487,146
Export sales	12,840	8,521	38,740	32,606
Non-merchandise	5,690	—	7,669	—
Selling, general and administrative:
Warehouse club and other operations	73,776	67,665	291,488	268,629
General and administrative	25,294	18,092	88,461	70,013
Pre-opening expenses	50	855	913	44
Asset impairment	—	—	1,929	—
Loss/(gain) on disposal of assets	752	148	1,339	1,961
Total operating expenses	750,673	702,680	3,040,650	2,860,399
Operating income	27,193	30,822	126,052	136,229
Other income (expense):
Interest income	277	365	1,415	1,809
Interest expense	(1,462)	(1,651)	(5,071)	(6,777)
Other income (expense), net	279	394	192	1,482
Total other income (expense)	(906)	(892)	(3,464)	(3,486)
Income before provision for income taxes and income (loss) of unconsolidated affiliates	26,287	29,930	122,588	132,743
Provision for income taxes	(7,227)	(10,133)	(48,177)	(42,018)
Income (loss) of unconsolidated affiliates	(11)	1	(8)	(1)
Net income	$19,049	$19,798	$74,403	$90,724
Less: net income (loss) attributable to noncontrolling interest	(53)	—	(75)	—
Net income attributable to PriceSmart, Inc.	$18,996	$19,798	$74,328	$90,724
Net income attributable to PriceSmart, Inc. per share available for distribution:
Basic	$0.62	$0.64	$2.44	$2.98
Diluted	$0.62	$0.64	$2.44	$2.98
Shares used in per share computations:
Basic	30,143	30,043	30,115	30,020
Diluted	30,143	30,044	30,115	30,023
Dividends per share	$0.35	$0.35	$0.70	$0.70

PRICESMART, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	August 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$93,460	$162,434
Short-term restricted cash	405	460
Short-term investments	32,304	—
Receivables, net of allowance for doubtful accounts of $97 as of August 31, 2018 and $7 as of August 31, 2017, respectively	8,859	6,460
Merchandise inventories	321,025	310,946
Prepaid expenses and other current assets	31,800	30,070
Total current assets	487,853	510,370
Long-term restricted cash	3,049	2,818
Property and equipment, net	594,403	557,829
Goodwill	46,329	35,642
Other intangibles, net	14,980	—
Deferred tax assets	10,166	15,412
Other non-current assets (includes $4,364 and $2,547 as of August 31, 2018 and August 31, 2017, respectively, for the fair value of derivative instruments)	48,854	44,678
Investment in unconsolidated affiliates	10,758	10,765
Total Assets	$1,216,392	$1,177,514
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$255,739	$272,248
Accrued salaries and benefits	22,836	19,151
Deferred income	23,018	22,100
Income taxes payable	4,636	5,044
Other accrued expenses	28,281	26,483
Long-term debt, current portion	14,855	18,358
Total current liabilities	349,365	363,384
Deferred tax liability	1,894	1,812
Long-term portion of deferred rent	8,885	8,914
Long-term income taxes payable, net of current portion	4,622	909
Long-term debt, net of current portion	87,720	87,939
Other long-term liabilities (includes $502 and $682 for the fair value of derivative instruments and $4,715 and $5,051 for post employment plans as of August 31, 2018 and August 31, 2017, respectively)	5,268	5,789
Total Liabilities	457,754	468,747

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 31,372,752 and 31,275,727 shares issued and 30,460,353 and 30,400,742 shares outstanding (net of treasury shares) as of August 31, 2018 and August 31, 2017, respectively	3	3
Additional paid-in capital	432,882	422,395
Tax benefit from stock-based compensation	11,486	11,486
Accumulated other comprehensive loss	(121,216)	(110,059)
Retained earnings	473,954	420,866
Less: treasury stock at cost, 912,399 and 874,985 shares as of August 31, 2018 and August 31, 2017, respectively	(39,107)	(35,924)
Total stockholders' equity attributable to PriceSmart, Inc. stockholders	758,002	708,767
Noncontrolling interest in consolidated subsidiaries	636	—
Total stockholders' equity	758,638	708,767
Total Liabilities and Equity	$1,216,392	$1,177,514